CONSOLIDATED NATURAL GAS SERVICE COMPANY, INC.    Exhibit I
Organization Chart

Board of Directors

Chairman and
Chief Executive Officer

Senior Vice President Non-Regulated Business and Chief Financial Officer

Vice President,
Accounting and Financial Control

   Controller

Vice President,Taxes

Vice President and Treasurer

Vice President, System Services Group

Vice President, Corporate Planning

Vice President, Investor Relations

Vice President, Regulated Energy Management

Senior Vice President and General Counsel

Vice President and
Assistant General Counsel-Washington, DC

Vice President,
External Affairs & Policy Development

Vice President,
Corporate Human Resources

Corporate Secretary




Effective December 31, 1999